                                                                    EXHIBIT 10.6






                               CLAIMS LIFE CYCLE
                               SERVICES AGREEMENT
                                   CLARENDON


         This Claims Life Cycle Services Agreement ("Agreement") is effective as of the 15th day of August, 1996 ("Effective Date"), by and between Millers Integrated Claims Resources, Inc. d/b/a MiliRisk, a Texas corporation with principal offices at 300 Burnett, Fort Worth, Texas 76102 ("MiliRisk"), and Blanch Wholesale Insurance Services, Inc. and Blanch Insurance Services, Inc., both Texas corporations having their principal place of business at 4300 Centerview Drive, San Antonio, Texas 78228 ("Customer").

         Whereas, Customer has entered into a General Agency Agreement (the "GAA") with Clarendon National Insurance Company ("Clarendon") to administer certain insurance policies previously issued by Allstate Insurance company ("Allstate");

         Whereas, Customer is desirous of MiliRisk providing Claims Life Cycle Services for which Customer is responsible under the GAA, as set forth in this Agreement; and

         Whereas, MiliRisk wishes to provide such Services for Customer; and

         Whereas, the parties hereto wish to reduce their Agreement to writing;

         Now, therefore, for and in consideration of the premises set forth below and other good and valuable consideration, the receipt and sufficiency of which is expressly acknowledged, Customer and MiliRisk hereby agree as follows:

                              ARTICLE 1. SERVICES

         The "Services" to be performed by MiliRisk are set forth in Exhibit I to this Agreement.

                                ARTICLE 2. TERM

         2.1 The term of this Agreement shall commence on the Effective Date and shall have a "Minimum Term" of 36 full calendar months unless terminated earlier pursuant to the provisions of this Agreement. The Agreement shall automatically be renewed and extended after the conclusion of the Minimum Term for an additional renewal term or terms of 36 months unless terminated pursuant to the provisions of Article 8.

         2.2 The "Implementation Period" shall begin on the Effective Date of this Agreement and shall end on the date MiliRisk notifies Customer that MiliRisk is capable of receiving all future claims on behalf of Customer. During the Implementation Period, MiliRisk shall prepare an analysis of the lines of business for inclusion within the terms of this Agreement. Customer shall assist MiliRisk during such "Implementation Period" with the gathering of appropriate data, information, background, and other facts as needed by MiliRisk to enable MiliRisk to perform the Services enumerated in Exhibit I of this Agreement.
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         2.3     Notwithstanding the foregoing provisions relating to the
                 Minimum Term, and any subsequent renewal terms, should Customer attempt to terminate or repudiate this Agreement prior to the end of the Minimum Term without cause provided for under Sections 8.2 or 8.3, Customer shall pay a termination fee to MiliRisk within thirty (30) days after the date it attempts to terminate or repudiate this Agreement. A termination fee totaling $500,000 shall be due MiliRisk, if Customer's attempt to terminate or repudiate this Agreement occurs within the first 3 months of the Minimum Term. If the attempt to terminate or repudiate this Agreement occurs after the first 3 months, but before the end of the 6th month, a termination fee is due MiliRisk in the amount of $400,000. If the attempt to terminate or repudiate this Agreement occurs after the 6th month, but before the end of the 12th month, a termination fee is due MiliRisk in the amount of $300,000. If the attempt to terminate or repudiate this Agreement occurs after the 12th month, but before the end of the 24th month, a termination fee is due MiliRisk in the amount of $250,000. If the attempt to terminate or repudiate this Agreement occurs after the 24th month, but before the end of the 36th month, a termination fee is due MiliRisk in the amount of $200,000. If the attempt to terminate or repudiate this Agreement occurs after the 36th month, MiliRisk shall not be entitled to a termination fee. The termination fees referenced in this section are in addition to and not in lieu of other compensation due to MiliRisk under this Agreement.

                         ARTICLE 3. DUTIES OF MILIRISK

         3.1 During the Implementation Period, MiliRisk shall design, construct, and implement software systems to provide claims administration, management information, and other related services all of which are as described in Exhibit I. In addition, the Implementation Period will be used to assemble the staff, arrange for furniture and fixtures, and prepare for the start of business. All procedures required to conduct business as well as the requisite staff training will occur during this period.

         3.2 MiliRisk shall dedicate the necessary human, equipment and computer resources to provide and, during the term of this Agreement, will provide, Customer with the Services enumerated in Exhibit I of this Agreement for the Lines of Business and States specified in Exhibit I.

         3.3 MiliRisk shall investigate, evaluate, and handle each claim reported within the established authority for claims as set forth in Exhibit I attached hereto and made part of the Agreement.

         3.4 MiliRisk will designate an employee to act as liaison with Customer to facilitate the provision of the Services.

         3.5 MiliRisk shall maintain the confidentiality of data or information which is the property of Customer and/or Clarendon, and which is directly accessible to MiliRisk in the implementation and performance of the Services.





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

         3.6 MiliRisk shall maintain complete, accurate and orderly claims books, files, records and accounts of all transactions in accordance with generally accepted insurance and accounting practices.

         3.7 MiliRisk shall maintain permanent copies of all claims and correspondence related to the claims. MiliRisk shall not destroy these permanent copies without the written permission of the Customer for a period of at least five (5) years from the date of the last file activity, or the period specified by the applicable state statute regulating preservation of records, whichever is longer. At the end of such five year period, upon MiliRisk's written request for instructions, the Customer shall authorize MiliRisk to either (a) destroy the closed files or (b) return such files to Clarendon at Clarendon's expense. Notwithstanding the foregoing, any claim file involving a minor shall be separately identified and returned to Clarendon at the end of such five year period. Claim files shall be the property of both the Customer and Clarendon. Upon an order of liquidation of Clarendon, the files shall become the sole property of Clarendon or Clarendon's estate. MiliRisk may, at its discretion, use magnetic, optical, and other types of technology to store such data.

         3.8 All claims still open upon termination or cancellation of this Agreement will require that one of the following to occur:

                 a. All open claims will be handled on a pre-agreed annual fee per claim; or

                 b. All open claims will be handled on a time and expense basis at then current prevailing rates; or

                 c. All claims will be returned to Customer, with any holdover reverting to a time and expense basis at then current prevailing rates.

                 MiliRisk will make this determination in its discretion unless Clarendon has elected to runoff the business itself pursuant to the GAA.

         3.9 MiliRisk acknowledges and agrees that Clarendon, being at risk and having ultimate responsibility for the claims to be administered by MiliRisk, shall at all times have ultimate discretion with respect to all matters pertaining to the claims.

         3.10 MiliRisk will not assume the responsibility for direct notification to any excess or quota share insurance carrier of claims; however, reports will be provided as required.

                         ARTICLE 4. DUTIES OF CUSTOMER

         4.1 Customer agrees that all claims occurring during the term of this Agreement will be reported to MiliRisk, unless otherwise notified by the Customer and approved by MiliRisk. Customer will provide all information relevant to claims subject to the GAA to MiliRisk in order for MiliRisk to fulfill its duties and obligations as set out in Exhibit I.





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
         4.2 Customer shall appoint a Project Manager with sufficient authority within Customer's organization to facilitate Customer's role as MiliRisk performs the Services enumerated in Exhibit I of this Agreement.


                          ARTICLE 5. AUDIT PROVISIONS

         5.1 MiliRisk shall maintain records of amounts billable to and payments made on behalf of Customer. In addition, MiliRisk shall maintain records of the data utilized to perform the Services defined in Exhibit I of the Agreement; until five years following the date of last file activity, or the period specified by the applicable state statute, whichever is the later unless such records are earlier returned to Customer. MiliRisk agrees to provide reasonable supporting documentation concerning any disputed invoice amount to Customer within 15 days after Customer provides written notification of the dispute to MiliRisk. Customer and an auditor selected by Customer shall have access to all such records upon mutually agreed upon prior notice for the purposes of audit and verification during normal business hours during the full term of this Agreement and during the respective periods in which MiliRisk is required to maintain such records. MiliRisk shall provide access to its books, records and bank accounts to the insurance department of the State of Florida in a form usable by the department.

                          ARTICLE 6. PRICE AND PAYMENT

         6.1     Customer agrees to pay Service Fees and Rates as specified in
                 Exhibit II hereto.

         6.2 Except for Services Fees and Rates which are based upon a percentage of incurred losses, the Services Fees and Rates in
                 Exhibit II hereto may be increased effective as of each anniversary of the Effective Date during the existence of this Agreement by the percentage change in the United States Consumer Price Index for all Urban Users (CPI-U) published by the United States Bureau of Labor Statistics, for the immediately preceding calendar year. In the event a vendor supplying any service or product to MiliRisk required for MiliRisk to provide the Services to Customer increases its rates charged to MiliRisk, MiliRisk may increase the contracted rates set forth herein to include such increased costs.

         6.3 The Service Fees and Rates may increase if changes in the Services mutually agreed to in writing substantially alter the servicing personnel, equipment, or result in the servicing being done on a different system.

         6.4 When Customer requests MiliRisk personnel to travel to any location for the purpose of performing work under this Agreement, the Customer will, in addition to the charges specified for Services, pay MiliRisk for all reasonable travel, living and out-of-pocket expenses.

         6.5 Customer agrees to pay all tariffs and taxes that are now or may become applicable to the Services rendered hereunder, any equipment used by MiliRisk solely for Customer communication line, its use, lease, operation, control, transportation or value pursuant to this Agreement, or as measured by payments made by Customer





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
                 to MiliRisk under this Agreement, or as required to be collected by MiliRisk or paid by MiliRisk to tax authorities based on this Agreement. This provision includes but is not limited to sales, use, and personal property taxes, or any other form of tax based on Services performed, equipment used, and the communicating or storage of data, but does not include taxes based upon the net income of MiliRisk.

         6.6 Service Fees and Rates for Services will be due and payable 15 days after the close of a calendar month beginning the effective date of the first policy issued.

         6.7 Customer agrees that MiliRisk will have the right to renegotiate the Service Fees in the event of statutory, regulatory, or judicial changes that require additional activities not contemplated at the inception of this Agreement.

            ARTICLE 7. LICENSE, TRADE SECRET AND PROPRIETARY RIGHTS

         7.1 Although MiliRisk from time to time may use its own proprietary computer software products in the performance of the Services enumerated in Exhibit I of this Agreement, this Agreement does not grant a license to Customer for the use of any software products.

         7.2 This Agreement grants to Customer no right to possess or reproduce, or any other interest in, the computer software programs performing all or any part of the Services or their specifications in any tangible or intangible medium. Customer may not mortgage, hypothecate, sell, assign, pledge, lease, transfer, license or sublicense the computer software programs performing all or any part of the Services, nor allow any person, firm, or corporation to transmit, copy or reproduce the computer software programs performing all or any part of the Services or their specifications in whole or in part. In the event Customer shall come into possession of the computer software programs performing all or any part of the Services, Customer shall immediately notify MiliRisk and return the computer software programs performing the Services and all copies of any kind thereof to MiliRisk upon MiliRisk's request.

         7.3 Customer promises and agrees not to disclose or otherwise make computer software programs performing all or any part of the Services available to any person other than employees of Customer required to have such knowledge for normal use of them. Customer agrees to obligate each such employee to a level of care sufficient to protect the computer software programs performing all or any part of the Services from unauthorized disclosure. THE OBLIGATION OF CUSTOMER UNDER THIS ARTICLE SHALL CONTINUE AFTER THIS AGREEMENT IS TERMINATED.

         7.4 MiliRisk warrants and represents that it owns, or is licensed with respect to, all software it will employ in the performance of this Agreement. In the event this Agreement is terminated, MiliRisk will grant a license, upon terms and conditions set forth in a licensing agreement, to Customer and/or Clarendon to use the software which MiliRisk employs in the performance of this Agreement to the extent MiliRisk is not otherwise prohibited from doing so by contract or by operation of





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
                 law. MiliRisk shall use its best efforts to deliver the software, as well as all necessary manuals, to the Customer immediately upon delivery of data to the Customer.

                             ARTICLE 8. TERMINATION

         8.1 Either party may terminate this Agreement without cause at the expiration of the Minimum Term set forth in Section 2.1, provided the other party receives at least six (6) months prior written notice of termination. Termination without cause during any renewal term would also require six months notice.

         8.2 Either party may terminate this Agreement upon breach by the other party of any one or more of the terms and conditions of this Agreement or the related Exhibits, provided that the party in breach is notified in writing by the other party of the breach and the breach is not cured or a satisfactory resolution agreed upon in writing within thirty (30) days of such written notification, or if such breach is non-monetary and is of such a nature that it cannot reasonably be cured within such time commenced to cure same and does not diligently continue to and actually cure same within a reasonable period thereafter. The terms and conditions of MiliRisk referred to in this Section 8.2 shall include, but shall not be limited to:

                 a. the obligation to observe and comply with applicable laws, regulations, rules and rates affecting the transaction of business hereunder; and

                 b. the obligation to provide any other Services under this Agreement.

         8.3 In the event either party makes a general assignment for the benefit of creditors or files a voluntary petition in bankruptcy or petitions for reorganization or arrangement under the bankruptcy laws, or if a petition in bankruptcy is filed against either party and remains undismissed for a period of thirty (30) days, or if a receiver or trustee is appointed for all or any part of the property and assets of either party, the other party may terminate the Agreement immediately.

         8.4 This Agreement shall terminate automatically if the GAA is terminated for any reason other than because of breach by the Customer. The termination fee described in Section 2.3 still applies to this situation.

         8.5 Rights Upon Termination. Upon expiration or termination of this Agreement:

                 a. The obligations of the Customer and MiliRisk to the date of termination shall be discharged promptly;

                 b. MiliRisk shall promptly return to ale Customer any forms or other supplies imprinted with the Customer's or Clarendon's name, regardless of who incurred the cost for same.

                 c. MiliRisk shall, at its sole expense, run off the in-force business to normal expiration in accordance with the provisions of this Agreement. The





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
                          Customer, however, may elect to run off the in-force business itself or through its designee, in which case it may do so, and if this Agreement is terminated because of a breach by MiliRisk, MiliRisk shall nevertheless be liable for all expenses of the run-off operation; however, if the termination is for a reason other than as provided in Section 8.2, the Customer, rather than MiliRisk, shall bear the expenses of the run off if it elects to run off the business itself or through its designee. The term "run off" as used herein shall mean servicing claims submitted under policies, providing reports as required by this Agreement, and such other activities as required of MiliRisk under this Agreement.

                 d. If MiliRisk is unable, or refuses to run off the in-force policies, or if the Customer elects to run off such policies itself or through its designee, MiliRisk shall promptly provide the Customer, without charge, with a tape back-up of all data files (the "Data").

                 e. In any proceeding brought by the Customer or Clarendon to recover premiums or return premiums or other funds due hereunder to Clarendon or insureds under the policies (hereinafter called "trust funds"), MiliRisk shall be obligated to account on its own records for such trust funds and to pay all sums for which it cannot account. In any such proceeding it shall be conclusively presumed that MiliRisk is liable for trust funds which have not been timely paid, and MiliRisk waives (i) any right it may have to assert any counterclaim, crossclaim, or set-off of any kind in the proceeding, and (ii) any claim or defense based on or relating to its use of the Customer's or Clarendon's reporting procedures as provided for in this Agreement, or any modification thereof. MiliRisk shall retain the right to bring any separate proceeding it deems appropriate to recover on any claims it may have, as a creditor or otherwise, but the pendency of any such proceeding shall not delay, hinder or defeat the Customer's or Clarendon's right to promptly recover any trust funds then due or to levy upon any judgment therefore.

                ARTICLE 9. LIMITATION OF LIABILITY AND REMEDIES

         9.1 If data is processed in error due to an error or defects in the Services provided by MiliRisk, then upon MiliRisk receiving notice of such error or defect, MiliRisk shall reprocess such data without charge to Customer.

         9.2 MiliRisk shall indemnify, protect, defend and hold Customer, its officers, directors, shareholders and employees harmless from and against any and all losses, damages, liabilities, fines, settlements, penalties and judgements (including reasonable costs and attorney's fees) (herein "Damages") arising out of or resulting from the negligent, wilful or intentional acts of MiliRisk performed in connection with this Agreement or arising from a breach of this Agreement by MiliRisk . Customer shall indemnify, protect, defend and hold MiliRisk, its officers, directors, shareholders and employees harmless from and against any and all Damages arising out of or resulting from the negligent, willful or intentional acts of Customer performed in connection with this Agreement or arising from a breach of this Agreement by





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                 Customer. This indemnity shall survive the earlier expiration or termination of this Agreement.

         9.3 MiliRisk's liability to Customer for Damages arising from errors and defects in performing the Services (whether the damage is based in tort or contract, law or equity) is limited to an amount not to exceed the usual and customary charges paid to MiliRisk under this Agreement in any one month of this Agreement plus costs and attorney's fees as provided in
                 Section 10.11. Except as provided in Section 2.3, for any breach of this Agreement which does not result in or constitute a termination or repudiation of this Agreement, Customer's liability to Mil Risk for Damages is limited to an amount not to exceed the usual and customary charges paid to MiliRisk under this Agreement in any one month of this Agreement plus costs and attorney's fees as provided in
                 Section 10.11.

         9.4 Customer's remedies and MiliRisk's liability for breaches of this Agreement and errors or defects in the delivery of Services are limited to the remedies and liabilities set forth in Sections 8.2, 9.1, 9.2 and 9.3 of this Agreement. MiliRisk's remedies and Customer's liability for breaches of this Agreement are limited to the remedies and liabilities set forth in Sections 2.3, 8.2, 9.2 and 9.3 of this Agreement.

                              ARTICLE 10. GENERAL

         10.1 The parties shall not be liable or deemed to be in default for any delay or failure in performance under this Agreement or interruption of Service resulting, directly or indirectly, from acts of God, civil or military authority, labor disputes, shortages of suitable parts, materials, labor or transportation or any similar cause beyond the reasonable control of the parties.

         10.2 Customer and MiliRisk agree that, while this Agreement is in effect, neither will directly or indirectly induce any employee of the other to terminate his or her employment; nor will either, without prior written consent of the other, offer employment to any employee of the other, or to former employees during the six (6) month period immediately following such employee's termination. Notwithstanding the foregoing, Customer shall not be bound by this provision if MiliRisk withdraws from or eliminates its policy life cycle service business entirely.

         10.3 All notices which are required to be given or submitted pursuant to this Agreement shall be in writing and shall be either delivered in person or sent by certified mail, return receipt requested, to the address set forth herein or to such other address as the parties may from time to time designate in writing for such purposes. Notices shall be deemed to have been given at the time when personally delivered or, if mailed in a certified post-paid envelope, upon the fifth day after the date such notice shall be postmarked. All notices to MiliRisk shall be addressed to the attention of the Chief Financial Officer.

         10.4 The parties covenant and promise not to disclose the terms and conditions of this Agreement to any third party (except Clarendon) unless expressly agreed to by the parties. Notwithstanding the foregoing, the parties agree that disclosure may be





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
                 made to any auditors, regulators, carriers, or reinsurers on a need to know basis only without prior consent.

         10.5 This Agreement and any Exhibits made a part hereof: (a) constitute the entire Agreement between the parties and supersede and merge any and all prior discussions, representations, negotiations, correspondence, writings and other Agreements and together state the entire understanding and Agreement between MiliRisk and Customer with respect to the Services described; (b) may be amended or modified only in a written instrument agreed to and signed by MiliRisk and Customer; and, (c) shall be deemed to have been entered into and executed in the State of Texas and shall be construed, performed and enforced in all respects in accordance with the laws of that state. For purposes of venue, this Agreement is performable in Tarrant County, Texas.

         10.6 Neither party hereto shall be deemed to have waived any rights or remedies accruing to it hereunder unless such waiver is in writing and signed by such party. No delay or omission by either party hereto in exercising any right shall operate as a waiver of said right on any future occasion. All rights and remedies hereunder shall be cumulative and may be exercised singularly or concurrently.

         10.7 The descriptive headings of this Agreement are intended for reference only and shall not affect the construction or interpretation of this Agreement.

         10.8 Wherever the singular of any term is used herein it shall be deemed to include the plural wherever the plural thereof may be applicable.

         10.9 The parties shall not assign this Agreement or any of its rights hereunder without the prior written consent of the other party which consent shall not be unreasonably withheld unless the proposed assignment is to a competitor of the other party.

         10.10 If any provision of this Agreement or any Exhibit hereto or the application thereof to any party or circumstances shall, to any extent, now or hereafter be or become invalid or unenforceable, the remainder of this Agreement shall not be affected thereby and every other provision of this Agreement shall be valid and enforceable, to the fullest extent permitted by law.

         10.11 In the event of any action between Customer and MiliRisk seeking enforcement of any of the terms and conditions of this Agreement, the prevailing party to such action shall be awarded its reasonable costs and expenses, including its court costs and reasonable attorney's fees.

         10.12 The parties hereto are independent contractors of one another, and they should not, in any instance be construed as partners or joint venturers.





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MILIRISK AND CUSTOMER CERTIFY BY THEIR UNDERSIGNED AUTHORIZED AGENTS THAT THEY
HAVE READ THIS AGREEMENT, INCLUDING ALL EXHIBITS HERETO, AND AGREE TO BE BOUND BY THEIR TERMS AND CONDITIONS.

EXECUTED to be effective the 28th day of August, 1996.


Millers Integrated Claims Resources, Inc. Blanch Wholesale Insurance Services, Inc.


BY: /s/ F. GEORGE DUNHAM,III                  BY: /s/ SCOTT T. BROCK
   ----------------------------                  ------------------------------
Name: F. George Dunham,III                    Name: Scott T. Brock
     --------------------------                    ----------------------------
Title: President & CEO                        Title: President
      -------------------------                     ---------------------------



                                              Blanch Insurance Services, Inc.

                                              BY: /s/ SCOTT T. BROCK
                                                 ------------------------------
                                              Name: Scott T. Brock
                                                   ----------------------------
                                              Title: President
                                                    ---------------------------

                                   EXHIBIT I

                                     TO THE

                      CLAIMS LIFE CYCLE SERVICES AGREEMENT

                                 BY AND BETWEEN

                                    MILIRISK

                                      AND
                   BLANCH WHOLESALE INSURANCE SERVICES, INC.
                        BLANCH INSURANCE SERVICES, INC.


A.       SERVICES

During the term of this Agreement MiliRisk shall provide the Claims Life Cycle Services defined below for the Lines of Business (Section B of this Exhibit I) for the States specified (Section C of this Exhibit I) written by or through Customer on behalf of Clarendon. MiliRisk will, in accordance with guidance and direction provided by the Customer, and in accordance with the GAA, provide all Claims Life Cycle Services and general management of these Services described here in for subject claims as follows:

1. Customer grants MiliRisk the authority to investigate, evaluate, and handle each claim reported according to applicable state law, the terms and conditions of the policy and any written standards provided by Clarendon. MiliRisk shall not have any authority to alter or discharge any policy or waive any policy provision or condition.

2. MiliRisk will set up a claims operation center that will function as a control unit.

3. Loss reporting will be by toll free access provided to insureds and agents.

4.       Coverage will be verified on all cases.

5. MiliRisk will administer the appraisal/assessment process and will use in this endeavor a combination of staff and vendor, adjusters, and appraisers.

6. MiliRisk will perform all reasonable and necessary administrative and clerical work in connection with claim or loss reports.

7. MiliRisk will establish and maintain a claim file for each reported claim or loss with a copy of the policy for each reported claim. The claim file will have a daily activity log which shall be reviewable at any and all reasonable times by the Customer subject to the provisions of Article 5 of the Agreement.

8. MiliRisk will provide the Customer with litigation management and will have control of choice of counsel. MiliRisk will not abandon files to the control and handling by defense counsel. MiliRisk will work with counsel to determine the best course of action within a reasonable budget and will continue to do best efforts adjusting/investigation activities within the scope of authority granted by the Customer.

9. MiliRisk will record and report each claim promptly to the Customer and Clarendon with a recommended reserve. MiliRisk shall consult with Customer and Clarendon with respect to any of the following:

         (a) Any loss or claim resulting in legal action being instituted against the MiliRisk, the Customer or Clarendon;

         (b) Any loss or claim causing a complaint to be filed with any regulatory authority;

         (c) Any inquiry from any regulatory authority, including but not limited to any insurance department, with respect to any claim or claims, even if no complaint causes such inquiry;

         (d) Any claim MiliRisk deems appropriate to deny policy coverage or involves a coverage dispute;

         (e) Any claim which might ultimately result in the payment(s) in excess of the lesser of (i) Twenty-five thousand ($25,000) dollars or (ii) an amount established by the Florida Department of Insurance. In the event of such claim, MiliRisk shall forward a copy of the claim file to Clarendon at its request;

         (f) Any claim open for more than six months, or involves an allegation of extra contractual obligations;

         (g) Any claim involving a fatality, amputation, spinal cord or brain damage, loss of eyesight, extensive burns, poisoning, or multiple fractures; or

         (h)     Any claim involving a minor.

10. Within seven business days after the end of each calendar month, MiliRisk will provide monthly, year-to-date and inception-to-date reports on all claims activity, including new claims, claims closed without payment, and changes to outstanding reserves as of the date reported, all reported by Accident Year. The claim reports will include:

         (a) Information and statistical data (i) required by Insurance Services Office ("ISO"), and (ii) necessary for Clarendon to prepare any reports required by the National Association of Insurance Commissioners, or (iii) other reports reasonably requested by Clarendon. MiliRisk shall also provide whatever reports are necessary for and requested by Clarendon to monitor and evaluate the business subject to this Agreement. All information required by Clarendon to monitor and evaluate business written under this Agreement and to comply with state reporting requirements now or hereafter imposed on Clarendon, shall be deemed to be reasonably requested hereunder;

         (b) Loss Runs with paid claims and outstanding reserves remaining at the end of each monthly report period, categorized as indemnity, medical payment, or loss adjustment expense, plus any other information required by the Annual Statement instructions or state regulatory agencies;

         (c)     Check Registers;

         (d)     Reserve Transaction Journal:

         (e) Large Loss Listing, including cumulative paid and outstanding reserves as of month end; and

         (f)     Aggregate Loss Runs (on a paid and incurred basis) by policy.

If Clarendon requires the foregoing data for purposes of preparing reports for its reinsurers, MiliRisk will report the foregoing information on a policy or underwriting year basis at Clarendon's request within a mutually agreed upon time.

MiliRisk shall provide Clarendon copies of its computer data base maintained in support of its claim reports ("Computer Data"). The transfer of Computer Data shall be in a format acceptable to Clarendon and readable on Clarendon's computer system. Such Computer Data shall include all information contained in the claim reports, and shall include with respect to each claim, the claim number, policy number, name of insured, effective date and expiration date of the policy, the date the claim was first reported, the accident date, reserves, paid losses, paid loss adjustment expense, and any salvage or subrogation recoveries.

11. MiliRisk will perform a periodic review at mutually agreed upon intervals of outstanding claim reserves, and recommend changes to outstanding claim reserves.

12. MiliRisk will prepare checks and vouchers, compromises, releases, agreements and any other documents reasonably necessary to finalize and close claims. MiliRisk will issue payments of claims and allocate loss adjustment expenses only on check of, and as authorized by, the Customer and/or Clarendon.

         For purposes of settling claims and paying claim related expenses, Clarendon has agreed with Customer to establish, maintain and fund a separate bank account from which MiliRisk may draw against as hereinafter set forth (the "Claim Account"). MiliRisk shall not retain more than three months estimated claims payments and allocated loss adjustment expenses in the Claim Account.

         Clarendon has agreed with Customer to deposit additional funds into the Claims Account on a weekly basis if necessary to maintain it at a level sufficient to allow MiliRisk to carry out its obligations under this Agreement. MiliRisk shall regularly provide information and estimates to Clarendon to enable Clarendon to maintain the Claims Account at an appropriate level. Clarendon shall provide to MiliRisk such information as is necessary for MiliRisk to draw checks on the Claims Account.

         MiliRisk will record and report promptly to the Customer and Clarendon each loss and allocated loss adjustment expense paid utilizing Clarendon's claim disbursement, checking and coding procedures. MiliRisk hereby guarantees that any check it prepares will be signed and issued only in accordance with the procedures adopted by Clarendon. Any check prepared by MiliRisk on the Claims Account must be signed by two authorized individuals. The authority to sign such checks shall be limited according to the dollar amount of the check:

         (a) For any check $5,000 or less, the two signatories shall be any two employees or officers of MiliRisk or the Customer.

         (b) For any check greater than $5,000 but not greater than $20,000, the signatories shall include at least one officer of MiliRisk or the Customer.

         (c) For any check greater than $20,000, the signatories shall include one designated employee of Clarendon. Any check for such amount shall be forwarded to Clarendon, along with all claim information in MiliRisk's possession, for review by Clarendon. MiliRisk shall comply with all Clarendon's reasonable requests related to the adjustment and settlement of such claims.

MiliRisk shall notify the Customer and Clarendon in writing of the identity of the authorized signatories of claims checks. Likewise, Customer and Clarendon will notify MiliRisk of persons authorized to sign on their behalf.

MiliRisk shall maintain a daily register of checks drawn on the Claim Account for each loss payment (the "Claim Register"). The Claim Register shall include, for each claim and/or claimant, the claim number, policy number, loss date, the name of payee, the date and check number of the disbursement, and the amount and type or purpose of the payment (i.e., indemnity, loss adjustment expense, etc.). MiliRisk shall forward a copy of the Claim Register to Clarendon on a monthly basis.

MiliRisk shall promptly deposit any monies collected through salvage and subrogation to the Claim Account, and maintain a register of all such collections and deposits (the "Salvage and Subrogation Register"). The Salvage and Subrogation Register shall include, but shall not be limited to, the following information: date of deposit, date of receipt of funds, the claim number, the payor, and the amount and purpose of such payment.

MiliRisk shall reconcile the Claim Register and the Salvage and Subrogation Register to the Claim Account on a monthly basis.

13. Service standards and claims documentation will be to standards set by the Customer and agreed to by MiliRisk. At a minimum, MiliRisk will be in compliance with all State regulations dealing with the adjusting and handling of claims. MiliRisk will periodically review the development of the claims handling procedure with the Customer and Clarendon to identify problems and recommend corrective action.

14. MiliRisk will diligently pursue and prosecute Clarendon's salvage and subrogation rights relating to any losses. MiliRisk will use all reasonable efforts to collect and deposit funds arising from the enforcement of such rights into the Claim Account. MiliRisk will report monthly on salvage/subrogation receipts.

15. MiliRisk will provide Customer with a maximum of four (4) copies each of the standard monthly Risk Management Information Reports (RMIS) which are detail claims register, a loss run, check register, reserve transaction journal, and a large loss listing. MiliRisk will also provide Customer with data described in Exhibit III.

16. MiliRisk will produce 1099's per IRS regulations for vendors whose services are not included within the basic fee for Claims Life Cycle Services.

B.       AUTHORIZED LINES OF BUSINESS:

         Homeowners (HO3, HO6, HO4, and HO2) and Dwelling Fire (DF1)

C.       AUTHORIZED STATES:

         Florida

D.       LOCATION OF PROVISION OF SERVICES:

         MiliRisk shall provide the Services defined above at the MiliRisk service center in Fort Worth, Texas and/or at a site or sites in Florida to be named later at its discretion. ;

                                   EXHIBIT II
                              SERVICE FEES & RATES


CONSULTANTS

                 Senior Consultants                         175.00 per hour
                 Consultants                                125.00 per hour

PROGRAMMERS

                 Lead Programmer Analyst                    150.00 per hour
                 Senior Programmer Analyst                  125.00 per hour
                 Programmer Analyst                         100.00 per hour
                 Project Leaders                            175.00 per hour

CLAIMS LIFE CYCLE SERVICES

                 Fees will be based upon 15.5% of incurred losses exclusive of IBNR and LAE.

IMPLEMENTATION PERIOD

                 Design, construction, and implementation of software systems to support contract. Advance waived.

SPECIAL FEES

                 Claim system modifications will be charged to the Customer on a time and materials basis utilizing the appropriate mix of service personnel required to perform the modification. Additional reports or modifications to agreed upon reports will also be charged to the Customer on a time and materials basis utilizing the appropriate mix of service personnel required to perform the modifications or produce new reports. Hourly rates for such personnel are listed above.

LEGAL EXPENSES ARE EXCLUDED FROM ALL FEES AND WILL BE PASSED THROUGH TO
CUSTOMER.

INCURRED LOSSES FOR THE BILLING MONTH WILL BE THE BASIS OF FEES FOR THAT MONTH.

                                  EXHIBIT III


The following information will be delivered in mutually acceptable electronic media following the end of the month processing:



CLAIM FILE DATA ELEMENTS:

Claim Number
Claimant Number
Claimant Name
Date of Loss
Date Reported
Status (open/closed)
Date Closed
Date Reopen
Accident State
Policy Number
Coverage Code
Outstanding Loss Reserve (as of month end)
Outstanding Expense Reserve (as of month end)



CLAIM TRANSACTION FILE DATA ELEMENTS:

Claim Number
Claimant Number
Date Entered
Transaction
Transaction Effective Date
Amount